Exhibit 99.1

Third Quarter Report

December 4, 2015

Dear Shareholders:

We are pleased to report third quarter 2015 was another quarter of improved performance. Net income increased 41% over the same quarter last year and 21% year-to-date as the result of improved asset quality and several strategic initiatives. In the current low interest rate environment, all banks are experiencing compression in net interest margin, and we are no exception. Fortunately, our expansion into Mecklenburg and more mortgage loan volume from Uwharrie Bank Mortgage contributed to an increase in fee income. Fee income was $6.7 million, up $1.2 million or 22%, compared to the same period of 2014.

Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $527.1 million at September 30, 2015, versus $518.5 million at December 31, 2014, 2.2% or $11.5 million growth annualized.

An increased focus on commercial lending and improved local economies provided us with 3.8% or $11.9 million growth in gross loans since the same period of 2014. These new lending relationships also have provided us with new core deposit growth of $8.1 million. While this growth is good, we still struggle to see a sufficient supply of quality loans in our market to utilize our available funds. As a result, our loan to deposit ratio of 70% is below our peers, and contributes to our net interest margin being the same. Too much liquidity is expensive in this low rate environment. Banking as an industry appears, once again, to be loosening credit standards in an effort to increase interest income. We have resisted doing this, but it has cost us short-term. We remain committed to helping our business community grow and are aggressively pursuing loan growth, but will do so without compromising credit quality.

Net income for the nine month period ended September 30, 2015, was $1.9 million versus $1.5 million for the same period in 2014, a 21.28% improvement. For the nine months ended September 30, 2015, net income available to common shareholders was $1.4 million or $0.20 per share compared to $1.1 million or $0.15 per share for September 30, 2014, a 29.91% improvement. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

As we continue to invest in creating new sources of income, our overhead will remain high. We remain diligent in our focus on operational efficiency, but in order to grow and expand into new growth markets and develop new non-margin sources of income, there will be a period when overhead will remain higher than our peers. We will make these decisions prudently with the long-term strategic goals in mind. In addition, we commit to adhere to our current underwriting standards and grow your company safely.

Consistent with our improvement in earnings and asset quality, we were pleased of your Board’s declaration of a 2% stock dividend paid to shareholders November 19, 2015. Shareholders who owned shares as of the record date, November 3, 2015, received the dividend. Please contact Tamara Singletary (tsingletary@uwharrie.com) or Lisa Hartsell (lhartsell@uwharrie.com) in the Investor Relations Department (704-982-4415) if you have questions.

In keeping with tradition, we enclose the 30th Commemorative Edition of your Uwharrie Capital Corp 2016 Community Calendar. This year’s calendar looks into the past and celebrates how we all come together to make a difference in the lives of others. Living by our values and doing the right thing isn’t a new concept; it is the foundation of Uwharrie Capital Corp.

Going into the holiday season, may the spirit of the season fill your homes, and may you and your family be blessed. Thank you for your continued support.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

	September 30,	September 30,
(Amounts in thousands except share and per share data)	2015	2014

Assets
Cash and due from banks	$6,685	$5,715
Interest-earning deposits with banks	51,585	49,087
Investment securities available for sale	96,927	113,924
Securities held to maturity (fair value $11,276)	11,274	—
Loans held for sale	418	1,402
Loans held for investment	322,816	309,978
Less: Allowance for loan losses	2,961	3,466

Net loans held for investment	319,855	306,512

Interest receivable	1,466	1,498
Premises and equipment, net	14,752	15,008
Restricted stock	1,040	1,038
Bank-owned life insurance	6,733	6,615
Other real estate owned	5,942	5,858
Other assets	10,419	10,371

Total assets	$527,096	$517,028

Liabilities
Deposits:
Demand, noninterest-bearing	$92,753	$81,024
Interest checking and money market accounts	243,638	237,549
Savings accounts	40,001	38,148
Time deposits, $250,000 and over	8,139	10,377
Other time deposits	77,818	87,164

Total deposits	462,349	454,262

Interest payable	176	182
Short-term borrowed funds	5,232	3,771
Long-term debt	9,550	9,561
Other liabilities	5,860	5,498

Total liabilities	483,167	473,274

Redeemable common stock held by Employee Stock Ownership Plan (ESOP)	—	1,820

Shareholders’ Equity
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 6,875,586 and 7,447,402 shares, respectively.
Book value per share $4.75 in 2015 and $4.22 in 2014. (1)	8,594	9,127
Additional paid-in capital	12,057	11,325
Undivided profits	12,390	10,976
Accumulated other comprehensive income (loss)	299	(56)

Total Uwharrie Capital shareholders’ equity	33,340	31,372
Noncontrolling interest	10,589	10,562

Total shareholders’ equity	43,929	41,934

Total liabilities and shareholders’ equity	$527,096	$517,028

(1)	Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2015.

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands except share and per share data)	2015	2014	2015	2014

Interest Income
Interest and fees on loans	$3,936	$4,120	$11,784	$12,285
Interest on investment securities	485	498	1,465	1,488
Interest-earning deposits with banks and federal funds sold	47	36	126	120

Total interest income	4,468	4,654	13,375	13,893

Interest Expense
Interest paid on deposits	282	329	875	1,042
Interest on borrowed funds	156	141	455	463

Total interest expense	438	470	1,330	1,505

Net Interest Income	4,030	4,184	12,045	12,388
Provision for (recovery of) loan losses	(323)	(271)	(620)	(756)

Net interest income after provision (recovery of) for loan losses	4,353	4,455	12,665	13,144

Noninterest Income
Service charges on deposit accounts	338	367	979	1,104
Other service fees and commissions	1,040	986	3,055	2,893
Gain (loss) on sale of securities	—	5	502	26
Gain on sale of other assets	120	231	115	471
Income from mortgage loan sales	706	282	1,699	701
Other income	161	92	309	283

Total noninterest income	2,365	1,963	6,659	5,478

Noninterest Expense
Salaries and employee benefits	3,460	3,093	9,778	9,079
Occupancy expense	272	278	824	823
Equipment expense	184	164	524	511
Data processing	194	181	553	551
Other operating expenses	1,824	2,112	4,988	5,416

Total noninterest expense	5,934	5,828	16,667	16,380

Income before income taxes	784	590	2,657	2,242
Provision for income taxes	223	191	799	710

Net Income	$561	$399	$1,858	$1,532

Consolidated net income	$561	$399	$1,858	$1,532
Less: Net income attributable to noncontrolling interest	$(149)	$(149)	(442)	(442)

Net income attributable to Uwharrie Capital	412	250	1,416	1,090
Dividends - preferred stock	—	—	—	—

Net income available to common shareholders	$412	$250	$1,416	$1,090

Net Income Per Common Share (1)
Basic	$0.03	$0.01	$0.20	$0.15
Assuming dilution	$0.03	$0.01	$0.20	$0.15
Weighted Average Common Shares Outstanding (1)
Basic	7,034,958	7,456,372	7,073,046	7,473,496
Assuming dilution	7,034,958	7,456,372	7,073,046	7,473,496